Federal Home Loan Bank of Des Moines
2018 Incentive Plan Document

CONTENTS

I.	Purpose

II.	Eligibility

III.	Plan Design

IV.	Administration of the Plan

V.	Miscellaneous Provisions

VI.	Definitions

Exhibit 1

Exhibit 2

I.	Purpose

The Federal Home Loan Bank of Des Moines (“Bank”) strives to attract, retain and motivate employees of the Bank, and to focus its employees’ efforts on fulfilling the Bank’s mission and vision within a safe and sound framework and in a manner consistent with the Bank’s shared values. This 2018 Incentive Plan (“Plan”) is designed to compensate Bank employees in a manner consistent with these goals by:

•	Recognizing Bank employees for their individual and/or team contributions to the Bank’s achievement of the Strategic Imperatives listed in the 2018-2020 Strategic Business Plan (“SBP”); and

•	Providing incentive awards that when combined with base salaries provide competitive total cash compensation to Bank employees.

The Plan is effective for the calendar year beginning January 1, 2018. Awards earned during the Performance Period under the Plan (“Plan Awards”) fall into two separate subcategories: “Annual Awards” and “Deferred Awards.” (See Section VI., Definitions, for a description of these terms).

The Plan shall remain in effect until the Human Resources and Compensation Committee (“HRC”) of the Board of Directors (“Board”) terminates, replaces or amends the Plan.

II.	Eligibility

All regular full-time and part-time (working at least 20 hours/week) employees are eligible to participate in the Plan, with the exception of the Internal Audit Department employees who may be eligible to participate in a separate incentive plan as approved by the Board’s Audit Committee. Temporary employees, interns or independent contractors are not eligible to participate in the Plan.

III.    Plan Design

The Plan includes two components:

• Bank-wide business performance goals aligned with the Bank’s SBP. These will be quantitative goals tied to the Bank’s business and mission activities, profitability, operational risk management, operational excellence, and diversity and inclusion initiatives.

• Individual and/or team goals for achievement of other objectives tied to the strategic imperatives in the Bank’s SBP of Member Focus, Financial Management, People and Culture, and Operational Excellence. Every employee will have an individual goal tied to continuous improvement that will have a 20 percent weighting.

The Plan is designed to emphasize overall Bank performance for officers and certain other professionals and more specific operationally-focused goals related to particular areas of responsibility for other employees that provide a “line of sight incentive.”

Each calendar year the HRC shall establish one or more Bank-wide performance goals, consistent with the SBP in effect during the Performance Period. Each goal will be weighted, and shall have a threshold, target, and maximum level of performance, as appropriate.

Each calendar year, employees and their managers will develop individual and/or team goals in alignment with the strategic imperatives and strategies included in the SBP.

Recognizing that circumstances and priorities may change, management may submit to the HRC recommended revisions to Bank-wide performance goals. The HRC will evaluate the submission and determine whether the Bank-wide performance goals should be amended. Management may authorize changes to individual and/or team goals throughout the Performance Period as priorities and circumstances dictate.

Bank-wide performance goal achievement levels that discretely fall in between threshold, target and maximum performance levels will be interpolated, unless otherwise directed in the design of a particular performance goal.

The total incentive target is a weighted average of the Bank-wide performance goals and individual and/or team goals.

The following chart provides the threshold, target and maximum Plan Award percentage payout opportunities for each level in the Bank, and associated weights for Bank-wide performance goals and individual and/or team goals. The chart also provides the portion of each Plan Award, if any, that is a Deferred Award. (The classifications are representative titles and may or may not represent the exact titles for each tier.)

Classification	2018 Threshold/ Target/ Max Plan Award as a % of Base Salary	Bank-wide Performance Goal % of Total Plan Award	Individual and/or Team Goal % of Total Plan Award	% of 2018 Plan Award Paid Annually	% of 2018 Plan Award Deferred
Tier 1 (CEO and President)	50.0 / 85.0 / 100.0	100%	0%	50%	50%
Tier 2 (Executive Team)	40.0 / 60.0 / 80.0	100%	0%	50%	50%
Tier 3 (SVPs)	20.0 / 40.0 / 60.0	100%	0%	50%	50%
Tier 4 (Corporate VPs)	17.5 / 35.0 / 52.5	80%	20%	65%	35%
Tier 5 (Senior Technical Managers or Associate Directors)	12.5 / 25 / 37.5	70%	30%	100%	N/A
Tier 6 (Technical Managers or Senior Technical Individual Contributors)	10.0 / 20 / 30.0	60%	40%	100%	N/A
Tier 7 (Operational Managers or Senior Individual Contributors)	7.5 / 15 / 22/5	50%	50%	100%	N/A
Tier 8 (Supervisors or Individual Contributors)	5 / 10 / 15	40%	60%	100%	N/A
Tier 9 (Non-Exempt Team Members)	3 / 6 / 9	30%	70%	100%	N/A

The actual threshold, target, and maximum achievement levels for the Bank-wide performance goals in the Plan are presented in Exhibit 1 (attached).

Bank-wide performance goals for the President and CEO, Executive Vice Presidents and Senior Vice Presidents are weighted at 100% based on the Bank-wide goals in Exhibit 1.

As noted above, for employees classified in Tiers 1-4, a portion of the Plan Award will be paid as an Annual Award in the year following the Performance Period and as a Deferred Award at the end of the Deferral Period. The Deferred Award is designed to ensure that Bank management does not take short-term measures in 2018 to secure incentive compensation that could be detrimental to the long-term value of the Bank. This will ensure that management continues to operate the Bank in a profitable and prudent manner for the long-term value of its members.

For the 2018 Performance Period, the 2018 Deferred Award is to be paid in 2022. The Deferred Award earned during the Performance Period will be impacted by the achievement level of Market Value of Capital Stock (MVCS) in future periods. See Exhibit 2 (attached) for more information on the final determination of the Deferred Award.

Bank-wide Performance Goals

As a cooperative, the Bank needs to satisfy the expectations of members as both shareholders and customers. Fulfilling that cooperative mission must be done in a prudent manner so as to preserve the par value of capital stock, which is the rationale for including risk management measures among the Bank’s performance goals.

All employees should have a portion of their incentive potential tied to Bank-wide performance so that everyone in the Bank, regardless of their role or level in the organization, thinks about delivering value to the members, managing the Bank effectively and efficiently, and doing so within an appropriate risk and mission framework.

Given the environment in which the Bank operates, the Board will periodically review achievement on the incentive goals and the HRC may consider changes to the goals as appropriate and subject to the review and non-objection of the FHFA. Structural changes in the financial services sector driven by factors largely outside the Bank’s control (such as legislative changes) may necessitate wholesale changes in how the Bank’s executives and other employees are rewarded.

The threshold, target, and maximum achievements levels for the Bank-wide performance goals listed in the attached Exhibit 1 are calibrated based on results from previous years and projections in the Bank’s 2018-2020 SBP.

2018 Individual and/or Team Performance Goals
The nature of individual and/or team goals varies depending on the individual’s role and level in the organization. For example, an individual in the Enterprise Risk Management department might have individual and/or team goals focused on improving the Bank’s risk management infrastructure, while an employee in the Credit Sales department might be focused on developing new or enhanced products for the members. However, all employees will have an individual goal tied to continuous improvement.

Payout Determination

Annual and Deferred Awards earned during the Performance Period are payable in 2019 and 2022, respectively, and are subject to HRC approval. Notwithstanding the formulaic computations of the Plan payouts based on incentive goal achievement levels, actual payouts under the Plan are subject to the HRC’s review and approval and are made at the HRC’s discretion subject to prior review and non-objection by the Federal Housing Finance Agency (“FHFA”) for the Bank’s Named Executive Officers (“NEOs”).

The HRC may consider a variety of objective and subjective factors to decide on the appropriate payouts including but not limited to: (i) operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA or data used to determine incentive payouts; (ii) untimely submission of information to the Securities and Exchange Commission (“SEC”), Office of Finance (“OF”), or the FHFA, or; (iii) failure to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention.

The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank’s financial and operational performance and financial reporting responsibilities.

The HRC also may determine a participant is not eligible to receive part or all of any Plan Award payouts. Events that may justify such HRC action may include, but are not limited to, the following:

•	a participant’s failure to achieve a “meets expectations” or higher evaluation of overall job performance during a Performance Period;

•	a participant becomes subject to disciplinary action or probationary status at the scheduled time of a Plan Award payout; or

•
a participant’s failure to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or failure to perform responsibilities assigned under the Bank’s SBP.

As soon as feasible after the conclusion of each Performance Period, the HRC shall review the Bank’s performance against its Bank-wide performance goals, and if appropriate, shall approve the payout, if any.

As soon as feasible after conclusion of each Performance Period, the responsible manager will determine the achievement and performance levels of individual and/or team goals for participants. The Executive Team (President and CEO, Executive Vice Presidents, the Chief HR and Administrative Officer and the General Counsel) of the Bank will review, approve and submit to Human Resources the Plan Awards for their areas of responsibility. The Executive Team and Human Resources will together calibrate the individual and/or team payouts across the Bank. Human Resources, after considering each participant’s performance against individual’s goals, shall recommend to the HRC the payout levels for approval.

Plan Awards are determined based on the participant’s actual earned base salary or wages for hours worked, including overtime and hours paid under the Bank’s paid time off policies, as applicable, but in any case excludes any bonus, incentive compensation, severance payments, or long-term disability insurance payments paid for the current or a prior year. In the event a participant receives a raise during a calendar year, the participant’s compensation for the year will reflect the actual wages paid to the participant for the year. A participant who has a hire date prior to the beginning of the Performance Period is eligible to receive a full Plan Award. A participant who has a hire date after the beginning of the Performance Period is eligible to receive a prorated Plan Award based on the employee’s eligible earnings earned during the Plan Year. A participant hired on or after October 1 of the Performance Period is not eligible to receive a Plan Award for the Performance Period in which they were hired.

Unless otherwise directed by the HRC, Plan Award payouts shall be made in a lump sum through regular payroll distribution, typically within 75 days after the end of the Performance Period (in the case of an Annual Award) or Deferral Period (in the case of the Deferred Award), but in any event by the end of the calendar year following the Performance Period or Deferral Period, as applicable, for which payout approval has been received. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any payment under applicable laws or other regulations of any governmental authority, whether federal, state or local.

Employees whose employment ends before any Plan Award payout will not be eligible for award payouts under the Plan unless otherwise provided for herein or in any Executive Employment Agreement. The HRC has the sole discretion to determine whether a payout is made to the participant, and the amount of any such payout.

Employees whose termination occurs as the result of death or Disability shall be eligible to receive a prorated Plan Award for the Performance Period in which the termination occurs in an amount based upon the employee’s eligible earnings earned during the Plan Year. The prorated Plan Award for the Performance Period will be determined based upon actual achievement levels for Bank-wide performance goals and Target achievement levels for individual and/or team goals, and will not be subject to an MVCS modifier. Such employees will also be eligible to receive deferred awards earned but not yet approved for payout from periods occurring prior to the Performance Period. All payouts of deferred awards from prior periods will be based on actual achievement levels attained during such periods, and will not be subject to an MVCS modifier. All awards will be payable in a single lump sum typically within 75 days, but in any event by the end of the calendar year, following the end of the Performance Period that the death or Disability occurred.

Employees whose termination occurs as the result of a Retirement or Reduction in Force are eligible to receive a prorated Plan Award for the Performance Period in which the termination occurs in an amount based upon the employee’s eligible earnings earned during the Plan Year unless otherwise provided for herein or in any Executive Employment Agreement. The prorated Plan Award will be determined based upon actual achievement levels for Bank-wide performance goals and Target achievement levels for individual and/or team goals, and will not be subject to an MVCS modifier. Such employees will also be eligible to receive deferred awards earned but not yet approved for payout from periods occurring prior to the Performance Period. The amount of payouts on deferred awards from prior periods, as well as any portion of the prorated Plan Award that constitutes Deferred Awards, will be determined in accordance with the terms of the Plan unless otherwise provided for herein or in any Executive Employment Agreement. All payments will be made typically within 75 days, but in any event by the end of the calendar year, following the Performance Period or Deferral Period, as applicable.

A participant who is transferred, promoted, or demoted during a Performance Period may receive a prorated Plan Award based on the actual time in each position during the Performance Period. All payments will be made typically within 75 days, but in any event by the end of the calendar year, following the Performance Period or Deferral Period, as applicable.

An employee who receives an Annual Award under the Plan may defer the payment of the Annual Award by executing a timely deferral election under the BEP. Any election to defer the payment of an Annual Award must be made in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations relating thereto (“Section 409A”), and the BEP. No election to defer the payment of an Annual Award shall become effective until twelve (12) months after the deferral election is made, and the payment of the Annual Award must be deferred for a period of at least five (5) years beyond the date such Annual Award would otherwise have been paid.

In the event an employee is considered a Specified Employee, payment of benefits under this Plan shall not commence until six months following the employee’s separation from service as defined under Section 409A.

IV.    Administration of the Plan
The Bank’s Board of Directors is ultimately responsible for the Plan, including its amendment, replacement or termination. The HRC has the full power and authority of the Board to construe, interpret and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan lies within the HRC’s absolute discretion and is binding on all parties.

The HRC shall:

•	Approve Bank-wide performance goals.

•	Approve the range of potential payout opportunities for Plan participants.

•	After the end of a Performance Period, approve any Annual Awards.

•	After the end of the Deferral Period, approve any Deferred Awards for qualifying eligible officers.

•	Render any decisions necessary with regard to the interpretation of the Plan.

Day-to-day administration of the Plan is delegated to those in the Bank responsible for Human Resources functions.

V.     Miscellaneous Provisions

The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated by the HRC.

No amendment, suspension or termination of the Plan shall, without the consent of the participants, affect the rights of the participants to any payout previously approved by the HRC.

No participant has the right to alienate, assign, encumber, or pledge his or her interest in any payout under the Plan, voluntarily or involuntarily, and any attempt to do so is void.

This document is a complete statement of the Plan and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any participant for any representation, promise or inducement made by any person which is not expressed in this document.

This Plan shall not be considered a contract of employment and nothing in the Plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This Plan shall not, in any manner, limit the Bank’s right to terminate compensation and employment at its will, with or without cause.

Participation in the Plan and the right to receive awards under the Plan shall not give a participant any proprietary interest in the Bank or any of its assets. Nothing contained in the Plan shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A participant shall for all purposes be a general creditor of the Bank. Each payment shall be from the general assets of the Bank.

The Plan shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law.

It is intended that the awarding, vesting and payment of any award will comply with Section 409A, so as not to subject any participant to the payment of any interest or tax penalty, provided, however, that neither the Bank, the HRC, the Board, or any directors, officers, employees, consultants or other agents shall be liable to a participant or otherwise responsible for any such interest and tax penalties. Neither the Bank nor the employee may accelerate a payment into a calendar year not specified in the Plan nor defer or postpone a payment into a year following the calendar year specified in the Plan, except as may be permitted by Section 409A.

VI.    Definitions.

As used in this document, the following definitions apply:

(a)	“Annual Award” is the portion of the Plan Award that can be earned during the Performance Period and paid in the calendar year following the Performance Period.

(b)	“BEP” shall mean the Federal Home Loan Bank of Des Moines Benefit Equalization Plan, as amended and restated from time to time.

(c)
“Deferral Period” is the three calendar year period after which the Deferred Award can be paid. The Deferral Period begins January 1 immediately following the Performance Period (January 1, 2019 - December 31, 2021).

(d)	“Deferred Award” is the portion of the Plan Award that can be earned during the Performance Period and paid in the calendar year following the Deferral Period subject to the applicable MVCS modifier.

(e)
“Disability” shall mean that an employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which has rendered the employee incapable of performing his or her duties to the Bank, receiving benefits under a disability plan sponsored by the Bank, for a period of not less than three (3) months.

(f)	“Performance Period” is the one calendar year period during which a Plan Award can be earned (January 1 - December 31, 2018).

(g)	“Plan Award” is the award that can be earned during the Performance Period.

(h)
“Reduction in Force” is a decision by the Bank to reduce the number of Bank employees, which results in the involuntary termination of one or more Bank employees for reasons unrelated or not exclusively related to the performance of such employee or employees.

(i)
“Retirement” means an employee’s voluntary termination of his/her employment based on the attainment of at least age 55 and completion of at least 5 years of service with the Bank or as permitted under Section 409A of the Internal Revenue Code of 1986, as amended. With respect to a Plan participant who is eligible to receive a Deferred Award, the date of such employee’s retirement as well as other terms and conditions that provide for an orderly transition must be mutually agreed to by the employee and the Bank in order for the employee to meet the definition of Retirement as provided herein.

Exhibit 1

Excerpt from the “2018 Incentive Plan Document” (Plan): Notwithstanding the formulaic computations of the Plan payouts based on incentive goal achievement levels, actual payouts under the Plan are subject to the HRC’s review and approval and are made at the HRC’s discretion subject to prior review and non-objection by the Federal Housing Finance Agency (“FHFA”) for the Bank’s Named Executive Officers (“NEOs”). The Board of Directors has the final decision on incentive awards. The Board may consider a variety of objective and subjective factors to decide on the appropriate payouts including but not limited to: (i) operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA or data used to determine incentive payouts; (ii) untimely submission of information to the Securities and Exchange Commission (“SEC”), Office of Finance (“OF”), or the FHFA, or; (iii) failure to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention. The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank’s financial and operational performance and financial reporting responsibilities.

Bank-wide Goals and Weightings	2018 Strategic Imperative	Description of Measure	2018 Threshold	2018 Target	2018 Maximum
Core Product Utilization (15%) A measure of the usage of the Bank’s core products (advances, LOCs and MPF/MPP/MPF Xtra) by its members.	Member Focus
The Core Product Utilization (CPU) ratio is measured at each month-end and shows if a member is utilizing an advance, a letter of credit (LOC), or has an MPF/MPP loan outstanding on the Bank’s books or has delivered an MPF Xtra loan during the month. The CPU ratio is equal to the number of members with activity with the Bank (i.e., a member has an outstanding advance, LOC, MPF/MPP loan, and/or has delivered an MPF Xtra loan) divided by the total number of members. At year-end, the monthly figures will be averaged to arrive at a figure that will be used to determine the level of achievement on this goal.
This goal captures the core products offered to FHLB Des Moines members. The measures were determined based upon the 3-year minimum and maximum to set threshold and maximum levels. This is the same criteria used to set the ranges for 2017.

			62.5%	65.6%	67.2%

Bank-wide Goals and Weightings	2018 Strategic Imperative	Description of Measure	2018 Threshold	2018 Target	2018 Maximum
Advance Penetration (15%) A measure of the average advance to assets ratio of the Bank’s depository members.	Member Focus
The Advance Penetration ratio is a simple average of monthly average total advances during 2018 divided by the average of four quarters of member assets starting with Q4 2017 reported on the member regulatory report for all active member banks, thrifts, and credit unions as of 12/31/18. Member mergers are handled retrospectively, and new members during 2018 are not included.
This goal will capture all depository members and treat each equally regardless of size (i.e. not weighted by assets).
Target for this goal is set at the Advance Penetration level achieved for 2017. Threshold is set at 75% of the target, while Maximum is set at 125% of the target.

			2.02%	2.7%	3.37%

Bank-wide Goals and Weightings	2018 Strategic Imperative	Description of Measure	2018 Threshold	2018 Target	2018 Maximum
Operational Risk Management (20%) A measure of the effectiveness of the Bank’s efforts to improve operations.	Operational Excellence
In order to receive an incentive award tied to this goal, the following three must be achieved:
I.
No FHFA repeat examination findings
II.
Exam findings with deadlines before October 31 are timely remediated subject to FHFA’s approved timeline adjustments**
III.
Zero SOX “material weaknesses.”

If ALL of the above three are achieved, then the following are evaluated for pass/fail (one point for each):
•
Total number of EUCs at the end of 2018 is no more than 598 which is a 5% reduction from year end 2017.

•
Operational risk training sessions conducted by ORCM with participation by the Bank Staff >= 90%.

•
Number of registered high risk operational risk exceptions (OREs) for the year <= 5 (5 is the average of 2016 and 2017 high risk OREs).

•
Zero SOX “significant deficiencies.”

•
No preventable business disruptions (excluding cyber risk events) that impact members for more than 4 hours. Business disruptions would include inability of members to take out advances, wire funds, move securities, and have access to member information.

•
No single net operational loss exceeding $1 million or no accumulated net operational loss within the calendar year of $2 million.

			2/6	3/6	5/6

Bank-wide Goals and Weightings	2018 Strategic Imperative	Description of Measure	2018 Threshold	2018 Target	2018 Maximum
Operational Excellence Projects (15%)	Operational Excellence
Complete the following projects in 2018 according to scope and timelines approved by the Operational Excellence Steering Committee or the Building Committee (one point for each):
•
Data Center Co-Location;

•
Move to 909 Locust;

•
Operational Risk and Compliance;

•
Information Security and Controls (excluding MRA items); and

•
STARS - Accounts Payable.

			3/5	4/5	5/5
Spread Between Adjusted Return on Capital Stock and average 3-month LIBOR (15%) A measure of profitability in which GAAP net income is adjusted for certain volatile and non-recurring items as disclosed in the Bank’s SEC reporting documents on Form 10-K and Form 10-Q.	Financial Management
The spread between average 3 month LIBOR and Adjusted Return on Capital Stock (AROCS) for 2018. GAAP net income is adjusted for the impact of 1) market adjustments relating to derivative and hedging activities and instruments held at fair value; 2) realized gains (losses) on investment securities; and 3) other non-routine and unpredictable items, including asset prepayment fee income, debt extinguishment losses, merger related expenses, and net gains on litigation settlements. This measures, on an adjusted basis, the dividend percentage above average 3 month LIBOR that could be paid to members if 100% of earnings were to be paid as dividends.

The threshold, target and maximum numbers reflect projections in the SBP as approved by the Board in December 2017.

			4.40%	5.80%	6.50%

Bank-wide Goals and Weightings	2018 Strategic Imperative	Description of Measure	2018 Threshold	2018 Target	2018 Maximum
MVCS (10%) A measure to ensure Bank can always repurchase or redeem capital stock at par.	Financial Management	Measured as a 12-month average. At the threshold, the Bank must maintain its MVCS at no less than $100 to be able to redeem/repurchase stock at par. There will not be a maximum for this goal. 2018 Target is set at 12-month average of 2017 MVCS.	$100.0	$128.2	NA
Diversity and Inclusion (10%) A measure of achievement on 2018 diversity and inclusion goals outlined in the Diversity and Inclusion Strategic Plan.	People and Culture
Achieve the following in 2018 (one point for each):
•
Increase female talent (employees) in the Bank from 44% in 2017 to 45-50% (Workforce)

•
Increase diverse talent in the Bank from 19% in 2017 to 21-25% (Workforce)

•
Increase employee engagement from 7.04 in 2017 to 7.05-7.50 (Workplace)

•
Increase percentage of diverse spend from 9% in 2017 to 10-15% (Vendor)

•
Add 3 new diverse counterparties (Cap Markets)

Targets aligned with the 2018 Diversity and Inclusion Strategic Business plan focus areas of workforce, workplace, vendor and capital markets.

			3/5	4/5	5/5
*Reflects comparable results for 2017 utilizing new calculation.
**Applies to FHFA exam findings with 2018 remediation due dates. FHFA closure is required for any findings due on or before 10/31/18, and Internal Audit Validation is required for findings with due dates after 10/31/18.

Exhibit 2

Deferred Award Payout Determination

The Deferred Award earned in 2018 will be paid in 2022. The actual amount of the award paid in 2022 will depend principally on the Bank’s average MVCS in 2021. Modifying the amount of award paid using the level of the Bank’s MVCS over the final year ensures that over the interim period, management continues to operate the Bank in a profitable and prudent manner. It also ensures that management does not take short-term measures in 2018 to secure a long-term incentive award in 2022 that would be detrimental to the Bank over the long-term.

The MVCS modifier for the Deferred Award is as follows:
◦

◦	If the average quarterly MVCS for 2021 is less than $100 per share, the modifier would be zero, resulting in no Deferred Award.

◦	For every three dollars that the average quarterly MVCS for 2021 exceeds $100 per share, one percentage point would be added to the multiplier of 100% up to a maximum multiplier of 110%.

For example, if the Bank were to achieve maximum on the 2018 Bank-wide business performance goals and individual/team goals and if MVCS were to average $110 per share or more in 2021, then the absolute maximum Deferred Award payouts under the Plan would be as follows:

	Payout As a % of Base Salary at Excess/Maximum Achievement Level	Maximum Payout with Multiplier at 110%

President and CEO	50.00%	55.00%
Executive Team	40.00%	44.00%
SVPs	30.00%	33.00%
VPs	18.38%	20.22%

In addition to the modifier described above, the HRC may consider other factors, including:

1.	Operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts;

2.	Untimely submission of information to the SEC, OF and/or FHFA; or

3.	The Bank fails to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring and other supervisory findings and matters requiring attention.

The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank’s financial and operational performance and financial reporting responsibilities.